Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Whittier Energy Corporation

RPC Acquisition Company, Inc.

And

RIMCO Production Company, Inc.

dated as of April 18, 2005

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Annex A -	Definitions

Exhibit A -	Certificate of Incorporation of Surviving Corporation

Exhibit B -	Bylaws of Surviving Corporation

Exhibit C -	Holdback Escrow Agreement

Exhibit D -	Common Stock Ownership

Exhibit E -	Transferred Interests

Exhibit F -	RIMCO Properties

Exhibit G -	Allocated Values

Exhibit H -	Letter of Transmittal for use by RIMCO Stockholders

Exhibit I -	Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 18, 2005, is among Whittier Energy Corporation, a Nevada corporation (“Whittier”), RPC Acquisition Company, Inc., a Delaware corporation and a direct and wholly owned subsidiary of Whittier (“Merger Sub”), and RIMCO Production Company, Inc., a Delaware corporation (“RIMCO”).

RECITALS:

WHEREAS, the respective Boards of Directors of each of Whittier, Merger Sub and RIMCO have determined that the merger of Merger Sub with and into RIMCO (the “Merger”), in the manner contemplated herein, is advisable and in the best interests of their respective corporations and stockholders, and, by resolutions duly adopted, have approved this Agreement; and

WHEREAS, unless the context requires otherwise, all capitalized terms used herein shall have the meanings set out in Annex A hereto; and

WHEREAS, RIMCO, Whittier and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1                                 The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into RIMCO in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease.  RIMCO (sometimes hereinafter referred to as the “Surviving Corporation”) shall be the surviving corporation in the Merger and shall be a wholly owned subsidiary of Whittier.  The Merger shall have the effects specified in the DGCL.

Section 1.2                                 The Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Winstead Sechrest & Minick P.C., 910 Travis, Suite 2400, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Whittier and RIMCO may agree in writing; provided that, in no event shall the Closing occur later than June 17, 2005.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.3                                 Effective Time.  If all the conditions to the Merger set forth in Article 6 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, on the Closing Date, a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 251 of the DGCL shall be properly executed and filed with the Secretary of State of the State of Delaware.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

Section 1.4                                 Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of RIMCO shall be amended to read as set forth in Exhibit A attached hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

Section 1.5                                 Bylaws.  At the Effective Time, the bylaws of RIMCO shall be amended to read as set forth in Exhibit B attached hereto, and as so amended shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

Section 1.6                                 Board of Directors of Surviving Corporation.  The Board of Directors of the Surviving Corporation shall consist of the Board of Directors of Merger Sub, as it existed immediately prior to the Effective Time, until changed in accordance with applicable law.  Each member of the Board of Directors of RIMCO shall tender his resignation as a director of RIMCO, to be effective at the Effective Time.

Section 1.7                                 Officers of RIMCO.  The officers of Merger Sub, as in effect immediately before the Merger, shall become the officers of the Surviving Corporation as of the Effective Date.  As of the Effective Time, each officer of RIMCO shall tender his or her resignation.

ARTICLE 2

CONVERSION OF RIMCO SHARES

Section 2.1                                 Effect on Capital Stock.  At the Effective Time, the Merger shall have the following effects on the capital stock of RIMCO and Merger Sub, without any action on the part of the holder of any capital stock of RIMCO or Merger Sub:

(a)                                  Cancellation of RIMCO Common Shares.  Subject to the provisions of this Section 2.1, each share of Common Stock, $.001 par value per share, of RIMCO (each a “RIMCO Common Share” and collectively the “RIMCO Common Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive approximately $28.233 per share or $55,000,000 in the aggregate, to be paid by Whittier or Merger Sub in cash, provided, however, that approximately $1.2833 per share out of such cash amount, or an aggregate of $2,500,000 in cash, subject to adjustment as provided below, shall be held back (the “Holdback Amount”) and deposited in escrow pursuant to Section 2.1(b) to secure the indemnity obligations of RIMCO contemplated in Section 9.2.  The total amount paid to the

RIMCO Stockholders (the “Merger Consideration”) shall be reduced to the extent that any holder of RIMCO Common Shares exercises dissenter’s rights of appraisal, but the remaining RIMCO Stockholders shall receive their full per share Merger Consideration.  The Holdback Amount shall be adjusted downward on a dollar-for-dollar basis to the extent the RIMCO Dividend is greater than $17,500,000; provided that the Holdback Amount shall never be less than $2,125,000.  Concurrent with any reduction in the Holdback Amount, the Basket Amount shall be reduced by a corresponding amount as provided in Section 9.3, except that the Basket Amount shall never be less than $250,000.  By way of example, if the RIMCO Dividend is determined to be $18,000,000, then the Holdback Amount shall be reduced to $2,125,000 and the Basket Amount will be reduced to $500,000.

(b)                                 To secure the indemnification obligations of RIMCO under Article 9, Whittier shall withhold at the Closing Date from the Merger Consideration payable to the RIMCO Stockholders pursuant to Section 2.1(a), the Holdback Amount, which amount shall be paid at the Closing to the Escrow Agent pursuant to the escrow agreement attached hereto as Exhibit C (the “Escrow Agreement”).  The Holdback Amount (a portion of which is being held by the Escrow Agent as contemplated in Section 7.1 hereof) will be held by the Escrow Agent for a period of six months from the Closing Date, plus such additional period as necessary for the resolution of all claims made by Whittier in accordance with this Agreement (the “Holdback Period”) and the Escrow Agreement, which shall include the following:

(i)                                     Whittier may withdraw all or any portion of the Holdback Amount to pay indemnification under Article 9 upon giving not less than 30 days prior written notice to the RIMCO Agent of an indemnity obligation under Article 9 and the intent to withdraw all or a portion of the Holdback Amount to apply thereto, unless the RIMCO Agent objects to such payment by written notice to Whittier and the Escrow Agent delivered within 15 days after receipt of notice from Whittier of intent to withdraw from the Holdback Amount;

(ii)                                  If the RIMCO Agent timely objects to a payment out of the Holdback Amount under Section 2.1(b)(i), any dispute shall be resolved as set out in the Escrow Agreement and no funds to cover such claim shall be withdrawn from the Holdback Amount until the dispute is resolved.  Any funds to which Whittier is entitled as a result of such dispute resolution shall be paid out of the Holdback Amount.  The remaining Holdback Amount funds shall remain on deposit with the Escrow Agent and shall be subject to the provisions of the Escrow Agreement until the expiration of the Holdback Period; and

(iii)                               The amount, if any, of the Holdback Amount remaining at the expiration of the Holdback Period shall be disbursed to the RIMCO Stockholders proportionately according to their respective ownership of RIMCO Common Shares immediately prior to the Effective Time.  In addition, the Escrow Agent shall pay the RIMCO Stockholders any interest earned on the amount of the Holdback Amount held in Escrow to the extent such Holdback Amount is paid to the RIMCO Stockholders pursuant to the provisions of this Section 2.

(c)                                  At Closing, Whittier shall deposit the Merger Consideration into an account with Compass Bank, which shall pay it to the RIMCO Stockholders on the Effective Date by:

(i)                                     Depositing the Holdback Amount with the Escrow Agent under the Escrow Agreement; and

(ii)                                  Disbursing the balance pro rata to the RIMCO Stockholders in accordance with written instructions from the RIMCO Stockholders.  In this regard, prior to the Closing RIMCO shall send a form of Letter of Transmittal in substantially in the form of Exhibit H hereto which shall be used by the RIMCO Stockholders to direct Compass Bank as to payment of the Merger Consideration.

(d)                                 Merger Sub.  At the Effective Time, each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall thereby become a wholly owned subsidiary of Whittier.

(e)                                  Interest.  For income tax purposes, Whittier shall include in its income any interest earned on the Holdback Amount prior to disbursement to the RIMCO Stockholders.

Section 2.2                                 Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, with respect to each RIMCO Common Share as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such RIMCO Common Shares and such RIMCO Common Shares shall thereupon cease to constitute Dissenting Shares and if each such RIMCO Common Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the pro rata Merger Consideration allowable to such shares.  RIMCO shall give Whittier prompt notice of any demands received by RIMCO for appraisal of RIMCO Common Shares, and Whittier shall have the right to participate in all negotiations and proceedings with respect to such demands. RIMCO shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Whittier.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF RIMCO

Except as set forth in the RIMCO Disclosure Schedule (each section of which qualifies the correspondingly numbered representation, warranty or covenant of this Agreement to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent) delivered to Whittier concurrently with the execution hereof, RIMCO represents and warrants to Whittier as of the date of this Agreement, that:

Section 3.1                                 Existence; Good Standing; Corporate Authority.  RIMCO is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  RIMCO is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, all as listed on Schedule 3.1 of the RIMCO Disclosure Schedule, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.  RIMCO has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.  The copies of RIMCO’s certificate of incorporation and bylaws previously made available to Whittier are true and correct and contain all amendments as of the date hereof.

Section 3.2                                 Authorization, Validity and Effect of Agreements.  RIMCO has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated herein to which it is a party.  The consummation by RIMCO of the transactions contemplated herein has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the adoption of this Agreement by the RIMCO Stockholders.  This Agreement constitutes the valid and legally binding obligation of RIMCO, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 3.3                                 Capitalization.  The authorized capital stock of RIMCO consists solely of 12,500,000 RIMCO Common Shares and 500,000 shares of preferred stock.  As of the date hereof, 1,948,060 RIMCO Common Shares were issued and outstanding and none of the preferred shares are outstanding.  All issued and outstanding RIMCO Common Shares (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon RIMCO, and (iii) were issued in compliance with all applicable charter documents of RIMCO and all applicable federal and state securities laws, rules and regulations.  The names of the holders of the RIMCO Common Shares and the number of shares held by each is set forth on Exhibit D  hereto.  There are no options, warrants, calls, subscriptions, stockholder rights plan or similar instruments, convertible securities, or other rights, agreements or commitments which obligate RIMCO or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of RIMCO or any of its Subsidiaries, except as disclosed in the RIMCO Disclosure Schedule.  RIMCO has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of RIMCO on any matter.

Section 3.4                                 Subsidiaries; Investments.  RIMCO owns the Subsidiaries listed on Schedule 3.4 of the RIMCO Disclosure Schedule.  Each of RIMCO’s Subsidiaries is a corporation duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation, has the corporate authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction listed on such Schedule 3.4 in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.  All of the outstanding shares of capital stock of each of RIMCO’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by RIMCO free and clear of all Liens except for that certain Put-Call Agreement dated January 1, 2004, a copy of which has heretofore been provided to Whittier, obligating RIMCO to sell the shares of RIMCO Royalty Management, Inc. to the unitholders of RIMCO Royalty Partners, L.P. in the event of a change of control of RIMCO.  The RIMCO Disclosure Schedule sets forth for each Subsidiary of RIMCO, its name and jurisdiction of incorporation or organization.  The RIMCO Disclosure Schedule lists all partnerships, joint ventures, and other Persons in which RIMCO has an investment and the percentage owned, number of shares owned or amount invested, as appropriate.

Section 3.5                                 No Violation.  Neither RIMCO nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument, or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which RIMCO or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO, (i) RIMCO and its Subsidiaries hold all Permits required for the operation of their respective businesses, and (ii) RIMCO and its Subsidiaries are in compliance with the terms of their Permits.  No investigation by any governmental authority with respect to RIMCO or any of its Subsidiaries is pending or, to the Knowledge of RIMCO, threatened against RIMCO.

Section 3.6                                 No Conflict.

(a)                                  Neither the execution and delivery by RIMCO of this Agreement nor the consummation by RIMCO of the transactions contemplated herein in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of RIMCO; (ii) except for consents required to be obtained (the “Frost Required Consents”) under the Amendment and Restatement of Credit Agreement dated as of September 16, 2002, as amended, between RIMCO and the Frost National Bank and all other loan documents executed and delivered thereunder (collectively, the “Frost Documents”) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien that is not a Permitted Encumbrance upon any of the properties of RIMCO or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to RIMCO or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, RIMCO Permit, lease, contract, agreement, joint venture or other instrument or obligation to which RIMCO or any of its Subsidiaries is a party, or by which RIMCO or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to RIMCO or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Neither the execution and delivery by RIMCO of this Agreement nor the consummation by RIMCO of the transactions contemplated herein in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than the filings provided for in Article 1, except for (i) approvals and consents of governmental authorities that are routinely granted after the consummation of transactions of the nature contemplated in this Agreement, and (ii) any consent, approval or authorization, the failure of which to obtain and for any filing or registration the failure of which to make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.

(c)                                  Other than as contemplated in Sections 3.6(a) and 3.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated herein to provide for the continuation in full force and effect of all of the RIMCO Material Contracts or for RIMCO to consummate the transactions contemplated herein, except where the failure to receive such consents or other certificates would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.

(d)                                 Except as set out in Schedule 3.6 of the RIMCO Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will: (i) result in any payment from RIMCO or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of RIMCO or any of its Subsidiaries under any of the RIMCO Plans or otherwise; (ii) increase any benefits otherwise payable under any of the RIMCO Plans or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 3.7                                 Financial Statements; Liabilities; Frost Documents.

(a)                                  RIMCO has heretofore delivered to Whittier (i) a consolidated balance sheet of RIMCO and its Subsidiaries for the periods ended December 31, 2003 and 2004, and (ii) and the related consolidated statements of income, stockholders equity and cash flows for the periods ended December 31, 2003 and 2004, together with related notes and schedules, certified by KPMG, whose report thereon is included therewith (the “Financial Statements”).  The Financial Statements  (i) are in accordance with the books and records of RIMCO and its Subsidiaries in all material respects (with the term “material” being defined for the purposes of this Section 3.7 as such term is defined under generally accepted accounting principles, or “GAAP”) and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (ii) fairly present in all material respects the consolidated financial position of RIMCO and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

(b)                                 Subsequent to December 31, 2004, except for matters of the type disclosed in this Agreement and the RIMCO Disclosure Schedule, neither RIMCO nor any of its Subsidiaries has incurred any liabilities except for (i) liabilities or obligations incurred in the ordinary course of business and consistent with past practice, (ii) ordinary course of business professional fees, including reservoir engineering, audit, tax and land auditing record systems professional fees and expenses, and (iii) professional fees and expenses incurred in connection with or as a result of the Merger.

(c)                                  RIMCO has provided Whittier with true and correct copies of the Frost Documents.  The outstanding principal balance of the facility created under the Frost Documents is $1,000,000 as of the date of this Agreement.

Section 3.8                                 Litigation.  Except as described in Schedule 3.8 of the RIMCO Disclosure Schedule, there are no actions, suits or proceedings pending against RIMCO or any of its Subsidiaries or, to the Knowledge of RIMCO, to which any of the RIMCO Properties are subject, or, to the Knowledge of RIMCO, threatened against RIMCO or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality.  There are no outstanding judgments, decrees, injunctions, awards or orders against RIMCO or any of its Subsidiaries.

Section 3.9                                      Absence of Certain Changes.  Except as described in Schedule 3.9 of the RIMCO Disclosure Schedule, since December 31, 2004, RIMCO has conducted its business only in the ordinary and usual course of business, and during such period there has not been (i) any event, condition, action or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO; (ii) any material change by RIMCO or any of its Subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by GAAP; (iii) any material damage, destruction, or loss to the business or properties of RIMCO and its Subsidiaries, taken as a whole, not covered by insurance; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of RIMCO, other than a dividend or dividends that are in accordance with the RIMCO Dividend contemplated herein, or any direct or indirect redemption, purchase or any other acquisition by RIMCO of any such stock; (v) any change in the capital stock or in the number of shares or classes of RIMCO’s authorized or outstanding capital stock.

Section 3.10                           Taxes.

(a)                                  Each of RIMCO and its Subsidiaries has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all tax returns, statements, reports, declarations, estimates and forms required to be filed by or with respect to it, except to the extent that any failure to file would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with GAAP (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it other than those being contested in good faith by RIMCO or a Subsidiary of RIMCO and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.

(b)                                 Except as described in Schedule 3.10 of the RIMCO Disclosure Schedule, the federal income tax returns of RIMCO and each of its Subsidiaries have not been examined by the IRS.  As of the date hereof, neither RIMCO nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes of RIMCO or any of its Subsidiaries that will be outstanding as of the Effective Time; neither RIMCO nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement; and there are no tax liens on any assets of RIMCO or its Subsidiaries except for (A) taxes not yet currently due and (B) matters being contested by RIMCO in good faith for which adequate reserves are reflected in the Financial Statements.

(c)                                  For purposes of this Agreement, “tax” or “taxes” means all federal, state, county, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

Section 3.11                           Employee Benefit Plans.  All employee benefit plans, programs, arrangements and agreements covering active, former or retired employees of RIMCO and any of its Subsidiaries which provide material benefits to such employees, or as to which RIMCO or any of its Subsidiaries has any material liability or material contingent liability, are listed in Schedule 3.11 of the RIMCO Disclosure Schedule (the “RIMCO Plans”).

(b)                                 RIMCO has made available to Whittier, to the extent applicable, a true, correct and complete copy of each of the RIMCO Plans, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record-keeping agreements, each as in effect on the date hereof.

(c)                                  All RIMCO Plans comply in form in all material respects and have been administered in all material respects with all applicable requirements of law, excluding any deficiencies that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.  No event has occurred which will or could cause any such RIMCO Plan to fail to comply with such requirements, excluding any deficiencies that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO, and no notice has been issued to RIMCO by any governmental authority questioning or challenging such compliance.

(d)                                 Except for those employer contributions that are not yet due, all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, excluding any deficiencies that would not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.

(e)                                  Any RIMCO Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified as to form, and to the Knowledge of RIMCO, nothing has occurred to cause the loss of such qualified status.

(f)                                    Except as described in Schedule 3.11(f) of the RIMCO Disclosure Schedule, there are no pending, or to the Knowledge of RIMCO, anticipated claims against or otherwise involving any of RIMCO Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of RIMCO Plan activities) has been brought against or with respect to any RIMCO Plan.

(g)                                 None of the assets of any RIMCO Plan is invested in securities of RIMCO or any real property owned by RIMCO.

(h)                                 There have been no acts or omissions by RIMCO or any of its Subsidiaries which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which RIMCO or any of its Subsidiaries may be liable that would reasonably be expected to result in a Material Adverse Effect on RIMCO.

(i)                                     Except as described in Schedule 3.11(i) of the RIMCO Disclosure Schedule, neither RIMCO nor any of its Subsidiaries has any liability or contingent liability for providing, under any RIMCO Plan or otherwise, any post-retirement medical, dental or life insurance benefits, other than continuing coverage through the month of an employee’s termination or statutory liability for providing group health plan continuation coverage under Sections 601-608 of ERISA and Section 4980B of the Code.

(j)                                     RIMCO and its Subsidiaries have never had a defined benefit plan.

Section 3.12                           Employee Matters.  Neither RIMCO nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

(b)                                 To the Knowledge of RIMCO, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of RIMCO or any of its Subsidiaries.

(c)                                  The Schedule 3.12(c) of the RIMCO Disclosure Schedule lists all current employees, their compensation and benefits.

Section 3.13                           Environmental Matters.

(a)                                  As used in this Agreement:

(i)                                     “Environmental Laws” means any and all applicable laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives, and rules of common law of any governmental entity pertaining to protection of human health (to the extent arising from exposure to Hazardous Materials) or the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal, Release, threatened Release, discharge, or emission of Hazardous Materials into the indoor or outdoor environment) in effect at the time of Closing;

(ii)                                  “Hazardous Materials” means any (1) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; and (2) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon;

(iii)                               “Environmental Permits” means any and all permits, registrations, licenses, consents, exemptions, variances, authorizations, and similar approvals required under Environmental Laws;

(iv)                              “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing;

(v)                                 “RIMCO Real Properties” means those real properties owned, leased, or otherwise operated by RIMCO or its Subsidiaries in connection with the performance of their respective businesses, and specifically includes without limitation the RIMCO Properties; and

(vi)                              “Offsite Non-RIMCO Real Properties” means any real properties other than RIMCO Real Properties.

(b)                                 Except as described in Schedule 3.13 of the RIMCO Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)                                     RIMCO and its Subsidiaries and their respective operations, assets, businesses and RIMCO Real Properties, to the Knowledge of RIMCO are and have been in compliance with all Environmental Laws and Environmental Permits;

(ii)                                  To the Knowledge of RIMCO, all Environmental Permits required under Environmental Laws for operating RIMCO’s and its Subsidiaries’ assets, businesses, and RIMCO Real Properties as they are currently being operated have been obtained and are currently in full force and effect, and there are no conditions or circumstances that would limit or preclude RIMCO or its Subsidiaries from renewing such Environmental Permits;

(iii)                               RIMCO and its Subsidiaries are not subject to any pending or, to the Knowledge of RIMCO, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws, and neither RIMCO nor its Subsidiaries have received, to the Knowledge of RIMCO, notice of alleged violations under applicable Environmental Laws with respect to their respective operations, assets, businesses, or RIMCO Real Properties;

(iv)                              To the Knowledge of RIMCO, there have been no Release of Hazardous Materials on, under or from the RIMCO Real Properties and there is no investigation, remediation, removal, or monitoring of Hazardous Materials required under Environmental Laws at such properties;

(v)                                 To the Knowledge of RIMCO, neither RIMCO nor its Subsidiaries have received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any Offsite Non-RIMCO Real Properties and, to the Knowledge of RIMCO, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(vi)                              To the Knowledge of RIMCO, there has been no exposure of any person or property to Hazardous Materials in connection with RIMCO’s or its Subsidiaries’ operations, assets, businesses, or RIMCO Real Properties that would reasonably be expected to form the basis for a claim for damages or compensation; and

(vii)                           To the Knowledge of RIMCO, RIMCO and its Subsidiaries have made available to Whittier complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to RIMCO or its Subsidiaries) that are in RIMCO’s or its Subsidiaries’ possession and relating to their respective operations, assets, businesses, or RIMCO Real Properties.

Except as specifically set forth in this Section 3.13, neither RIMCO nor any of its Subsidiaries makes any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

Section 3.14                           Intellectual Property.  RIMCO and its Subsidiaries own or possess all necessary licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of Liens, except where the failure to own or possess such licenses and other rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO, and to the Knowledge of RIMCO, there are no assertions or claims challenging the validity of any of the foregoing.  Except in the ordinary course of business, neither RIMCO nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing.  The conduct of RIMCO’s and its Subsidiaries’ respective businesses as currently conducted does not, to the Knowledge of RIMCO, conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others.  To the Knowledge of RIMCO, there is no infringement of any proprietary right owned by or licensed by or to RIMCO or any of its Subsidiaries.  Except as set

forth on Schedule 3.14 of the RIMCO Disclosure Schedule, no license of RIMCO to use seismic data shall require the payment of any additional fee as a result of a change of control of RIMCO pursuant to the Merger.

Section 3.15                           Equipment.  To the Knowledge of RIMCO, RIMCO owns, or has rights to use, all personal property and other equipment (including but not limited to fixtures, and personal property such as vehicles, pipelines, storage tanks, flowlines, wellhead equipment, pumping units, platforms, buildings saltwater disposal facilities, injection facilities),  and other personal property and equipment necessary to operate the RIMCO Properties as they are currently being operated.  RIMCO MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ITS PERSONAL PROPERTY OR EQUIPMENT, ALL OF WHICH IS USED AND IS TRANSFERRED TO THE SURVIVING CORPORATION “AS IS,” AND “WITH ALL FAULTS,” AND SUBJECT TO PERMITTED ENCUMBRANCES.

Section 3.16                           Properties, Title, and Defects.

(a)                                  Exhibit F contains, as of March 31, 2005, (i) a list of all RIMCO leases, Units, and Wells, (ii) the Net Revenue Interest and Working Interest of RIMCO or its Subsidiaries therein, (iii) a list showing the lessor/lessee, lease date, recording data, and gross acres, and a list of lease options included in the RIMCO Properties, and (iv) the estimated gross acres for each Undeveloped project identified on Exhibit F and included in the RIMCO Properties.  Except as set forth in Schedule 3.16(a) of the RIMCO Disclosure Schedule, RIMCO and/or its Subsidiaries hold Good and Defensible Title to each of the RIMCO Properties identified on Exhibit F.

(b)                                 [This Section 3.16(b) has been intentionally left blank.]

(c)                                  As of March 31, 2005, except as set forth in either Exhibit F or in Schedule 3.16(c) of the RIMCO Disclosure Schedule, no non-consent operations exist with respect to any of the RIMCO Properties that have resulted or will result in a temporary or permanent increase or decrease in RIMCO’s Net Revenue Interest or Working Interest in such RIMCO Property.

(d)                                 To the Knowledge of RIMCO, as of March 31, 2005, except as set forth in Schedule 3.16(d) of the RIMCO Disclosure Schedule, all proceeds from the sale of hydrocarbons produced from the RIMCO proportionate share of the RIMCO Properties are currently being paid to RIMCO, and no portion of such proceeds is currently being held in suspense by any purchaser thereof or any other party by whom proceeds are paid except for immaterial amounts.

(e)                                  Schedule 3.16(e) sets forth, for the period January 1, 2005 through March 31, 2005 (i) all AFEs received, signed and approved by RIMCO and its Subsidiaries, and (ii) all cash calls received by RIMCO and its Subsidiaries.  Except as set forth on Schedule 3.16(e), in the period January 1, 2005 through March 31, 2005, neither RIMCO nor any of its Subsidiaries has approved any expenses, or made commitments to make expenditures (capital or otherwise) or to apply revenues from a Well’s production in connection with any RIMCO Properties with respect to the ownership or operation of RIMCO Properties after the date of this Agreement, other than expenses incurred in the normal operation of existing Wells on the RIMCO Properties or to continue operations on the drilling, completion or plugging of any Well or any Well operation for which RIMCO has consented to participate and is required to continue to participate pursuant to applicable agreements or to conduct emergency operations on any Well, platform, pipeline or other production facility.

(f)                                    Except as set forth in Schedule 3.16(f) of the RIMCO Disclosure Schedule, there exist no agreements or other arrangements under which RIMCO or any of its Subsidiaries undertakes to perform gathering, transportation, processing or other marketing services for any third party for a fee or other consideration that is now, or may hereafter be, unrepresentative of commercial rates being received by third parties in comparable, arm’s length transactions.

(g)                                 Except as set forth in Schedule 3.16(g) of the RIMCO Disclosure Schedule, neither RIMCO nor any of its Subsidiaries has received any advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and, on a net, basis among RIMCO and its Subsidiaries taken as a whole, RIMCO and its Subsidiaries are neither underproduced nor overproduced, in either case, to any extent, under gas balancing or similar arrangements.

(h)                                 Except as set forth in Schedule 3.16(h) of the RIMCO Disclosure Schedule, neither RIMCO, any of its Subsidiaries nor any of the RIMCO Properties is subject to (i) any non-compete agreements, (ii) any tax partnership, or (iii) any agreement, contract or commitment relating to the disposition or acquisition of the assets of, or any interest in, any third party business entity.

(i)                                     RIMCO has delivered to Whittier a true and correct copy of the reserve report prepared by Netherland, Sewell & Associates, Inc. dated as of January 1, 2005 relating to RIMCO’s oil and gas reserves.

Section 3.17                           Insurance.  RIMCO and its Subsidiaries maintain the insurance described in Schedule 3.17 of the RIMCO Disclosure Schedule.

Section 3.18                           No Brokers.  RIMCO has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Whittier, Merger Sub or RIMCO to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated herein.

Section 3.19                           Contracts; Debt Instruments.

(a)                                  Except for documents described in Schedule 3.19 of the RIMCO Disclosure Schedule, there are no contracts or agreements that are material to the business, properties, assets, financial condition or results of operations of RIMCO and its Subsidiaries taken as a whole (“RIMCO Material Contracts”).  Neither RIMCO nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice or both would cause such a violation of or default under) any RIMCO Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.  Each RIMCO Material Contract is in full force and effect, and is a legal, valid and binding obligation of RIMCO or one of its Subsidiaries and, to the Knowledge of RIMCO, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity and except where the failure of any RIMCO Material Contract to be a legal, valid and binding obligation and enforceable in accordance with its terms would not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.  No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a default by RIMCO or one of its Subsidiaries or, to the Knowledge of RIMCO, any other party thereto under any RIMCO Material Contract or result in a right of termination of any RIMCO Material Contract, except for any condition or event that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.

(b)                                 Set forth in Schedule 3.19 of the RIMCO Disclosure Schedule is, as of the date hereof, (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which RIMCO or any of its Subsidiaries has indebtedness outstanding or under which indebtedness may be incurred, and (ii) the respective principal amounts outstanding thereunder as of the date hereof.

(c)                                  Neither RIMCO nor any of its Subsidiaries has entered into any contract and there is no commitment, judgment, injunction, order or decree to which RIMCO or any of its Subsidiaries is a party or subject to that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by RIMCO or any of its Subsidiaries or any contract that may be terminable as a result of Whittier’s status as a competitor of any party to such contract, except, in each case, for any prohibition, impairment or termination right that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.

(d)                                 Schedule 3.19 of the RIMCO Disclosure Schedule lists all employment agreements with any employee of RIMCO and all obligations to any former employee of RIMCO.

Section 3.20                           Board Recommendation; Vote Required.  The Board of Directors of RIMCO has unanimously approved the Merger as being in the best interests of RIMCO and the RIMCO Stockholders, and unanimously recommends to the RIMCO Stockholders that they vote in favor of the Merger.                                          The affirmative vote of holders of a majority in interest of the voting power of the outstanding RIMCO Common Shares is the only vote necessary to adopt this Agreement and the transactions contemplated herein (as applied to this Agreement and the transactions contemplated herein, the “RIMCO Requisite Vote”).  The holders of not less than the number of RIMCO Common Shares necessary to achieve the RIMCO Requisite Vote have entered into voting agreements, substantially in the form of the Voting Agreement attached hereto as Exhibit I, with RIMCO and Whittier to vote their shares in favor of the Merger.

Section 3.21                           Certain Contracts.  Neither RIMCO nor any of its Subsidiaries is a party to or bound by (a) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of RIMCO and its Subsidiaries, taken as a whole, or Whittier and its Subsidiaries, taken as a whole, is conducted, or (b) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any Lien, except, in the case of this clause (ii), for such agreements or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

WHITTIER AND MERGER SUB

Except as set forth in the disclosure letter delivered to RIMCO concurrently with the execution hereof (the “Whittier Disclosure Schedule”), Whittier and Merger Sub, jointly and severally, represent and warrant to RIMCO that:

Section 4.1                                 Existence; Good Standing; Corporate Authority.  Whittier is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Each of Whittier and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Whittier.  Each of Whittier and Merger Sub has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.  The copies of each of Whittier’s and Merger Sub’s certificate of incorporation and bylaws previously made available to RIMCO are true and correct and contain all amendments as of the date hereof.

Section 4.2                                 Authorization, Validity and Effect of Agreements.  Each of Whittier and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated herein to which it is a party.  The consummation by each of Whittier and Merger Sub of the transactions contemplated herein has been duly authorized by all requisite corporate action.  This Agreement constitutes the valid and legally binding obligation of each of Whittier and Merger Sub, enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.3                                 Subsidiaries.

(a)                                  Each of Whittier’s Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, limited liability company or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Whittier and its Subsidiaries, taken as a whole.  All of the outstanding shares of capital stock of, or other ownership interests in, each of Whittier’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Whittier free and clear of all Liens.  The Whittier Disclosure Schedule sets forth for each Subsidiary of Whittier its name and jurisdiction of incorporation or organization.

(b)                                 All of the outstanding shares of capital stock of Merger Sub are owned directly by Whittier.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated herein and has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

Section 4.4                                 No Violation.  Neither Whittier nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument, or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Whittier or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity.  Whittier and its Subsidiaries hold (i) all Permits necessary for the lawful conduct of their respective businesses, (ii) all Permits needed to conduct RIMCO’s business after Closing and, (iii) Whittier and its Subsidiaries are in compliance with the terms of their Permits.  No investigation by any governmental authority with respect to Whittier or any of its Subsidiaries is pending or, to the knowledge of Whittier, threatened, against Whittier or any of its Subsidiaries.

Section 4.5                                 No Conflict.

(a)                                  Neither the execution and delivery by Whittier and Merger Sub of this Agreement nor the consummation by Whittier and Merger Sub of the transactions contemplated herein in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of Whittier or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Whittier or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Whittier or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, Whittier Permit, lease, contract, agreement, joint venture or other instrument or obligation to which Whittier or any of its Subsidiaries is a party, or by which Whittier or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Whittier or any of its Subsidiaries.

(b)                                 Neither the execution and delivery by Whittier or Merger Sub of this Agreement nor the consummation by Whittier or Merger Sub of the transactions contemplated herein in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority.

(c)                                  No consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated herein or for Whittier to consummate the transactions contemplated herein.

Section 4.6                                 Financial Information.  Whittier has heretofore delivered to RIMCO (i) a consolidated balance sheet of Whittier and its consolidated Subsidiaries for the periods ended December 31, 2003 and 2004, and (ii) and the related consolidated statements of income, stockholders equity and cash flows for the periods ended December 31, 2003 and 2004, together with related notes and schedules, certified by Grant Thornton LLP for 2004 and Brown, Armstrong, Paulden, McCown, Starbuck & Keeter Accountancy Corporation for 2003, whose report thereon is included therewith (the “Whittier Financial Statements”).  The Whittier Financial Statements  (i) are in accordance with the books and records of Whittier and its Subsidiaries in all material respects (with the term “material” being defined for the purposes of this Section 4.6 as such term is defined under generally accepted accounting principles, or “GAAP”) and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (ii) fairly present in all material respects the consolidated financial position of Whittier and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

Section 4.7                                 Litigation and Liabilities.  There are no actions, suits or proceedings pending against Whittier or any of its Subsidiaries or, to Whittier’s Knowledge, threatened against Whittier or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality, other than those that would not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Whittier.  There are no outstanding judgments, decrees, injunctions, awards or orders against Whittier or any of its Subsidiaries.

Section 4.8                                 Taxes.  Each of Whittier and its Subsidiaries and each Affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all returns required to be filed by or with respect to it, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with GAAP (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it other than those being contested in good faith by Whittier or a Subsidiary of Whittier.

Section 4.9                                 No Brokers.  Whittier has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of RIMCO to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated herein.

Section 4.10                           Financial Capability.  After discussion with its investment and commercial bankers, the Board of Directors and management of Whittier reasonably believes that it will, through the issuance of equity securities in a private placement transaction and the incurrence of debt through a commercial bank of recognized standing, have sufficient cash at Closing to pay the Merger Consideration and for the cash infusion contemplated in Section 5.10.                    Whittier has provided to RIMCO for its confidential information, the engagement letter with its investment bank and the term sheet from its commercial bank with respect to such financings.

ARTICLE 5

COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.1                                 Conduct of Business.  Prior to the Effective Time, except as set forth in the RIMCO Disclosure Schedule or as specifically contemplated in this Agreement, including Section 5.9, or as consented to in writing by Whittier, RIMCO:

(a)                                  shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b)                                 shall use its reasonable efforts, and shall cause each of its Subsidiaries (except for RIMCO Holdings Corporation, which is in the process of being dissolved) to use reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their employees (except that the employment contracts of Messrs. Hood, Whitney and Jorden will terminate as of Closing) and maintain satisfactory relationships with those persons having business relationships with them;

(c)                                  shall not amend its certificate of incorporation or bylaws;

(d)                                 shall promptly notify Whittier of (i) any material adverse change in its financial condition or business or any termination, cancellation, repudiation or material breach of any Material Contract (or any communications specifically indicating that the same may be threatened); (ii) the institution of any litigation or governmental complaint, investigation or hearing to the extent communicated in writing to RIMCO (or communications specifically indicating that the same may be threatened); (iii) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would cause any representation or warranty of RIMCO contained in this Agreement to be untrue or inaccurate in any respect when made; (iv) any failure of RIMCO to comply in any  respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or (v) any other event that could reasonably be expected to result in a Material Adverse Effect on RIMCO; provided, however, that no such notification shall affect the representations and warranties of RIMCO or the conditions to the obligations of the parties hereunder;

(e)                                  shall not (i) issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (iii) increase any compensation or benefits of any officer, director, employee or agent of RIMCO or any of its Subsidiaries, except in the ordinary course of business consistent with the past practice of RIMCO or any of its Subsidiaries (as applicable), or enter into or amend any employment agreement or severance agreement with any of its present or future officers, directors or employees except with new employees consistent with past practice, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect;

(f)                                    shall not, and, shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (other than a dividend or dividends that in the aggregate do not exceed the amount permissible for purposes of the RIMCO Dividend) or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

(g)                                 shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of any of its Subsidiaries), except for (i) the stock of RIMCO Royalty Management, Inc., which will be sold to the unitholders of RIMCO Royalty Partners, L.P. as contemplated in that certain Put-Call Agreement dated January 1, 2004 (the “Put-Call Agreement”), (ii) the transfer to RIMCO Royalty Management, Inc. of those certain interests described on Exhibit E hereto (the “Transferred Interests”), (iii) RIMCO Holdings Corporation, which is in the process of being dissolved and its assets (cash in the amount of approximately $285,000, 80% of which will go to RIMCO) distributed to its stockholders; (iv) sales for an amount up to $100,000 in the aggregate, and (v) the sale of oil and gas and other assets in the ordinary course of business and for fair value;

(h)                                 shall not, and shall not permit any of its Subsidiaries to authorize, propose, agree to, enter into or consummate any merger, consolidation or business combination transaction (other than the Merger) or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(i)                                     shall not, except as may be required as a result of a change in law or in GAAP, change any of the accounting principles or practices used by it;

(j)                                     shall, and shall cause each of its Subsidiaries to, use reasonable efforts to maintain the insurance in effect on the date hereof;

(k)                                  shall not, and shall not permit any of its Subsidiaries to, except where it would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on RIMCO, (i) make or rescind any express or deemed election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or (iii) change in any respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

(l)                                     shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except under credit lines in existence as of the date of this Agreement) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, or (ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any Liens on the property of RIMCO in connection with any indebtedness thereof;

(m)                               shall use all commercially reasonable efforts to obtain the Frost Required Consents to the transactions contemplated in this Agreement, and shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger;

(n)                                 shall provide Whittier with a true and correct copy of all quarterly financial statements of RIMCO prepared for internal use by RIMCO’s management as soon as practicable but not later than 60 days after the end of the quarter for which the statements are prepared;

(o)                                 shall not enter into or amend any agreement with any holder of RIMCO capital stock with respect to holding, voting or disposing of RIMCO Common Shares;

(p)                                 shall not split, combine, subdivide or reclassify its outstanding shares of capital stock;

(q)                                 shall not enter into any Hedge or fixed price commodity sales agreements;

(r)                                    RIMCO shall not, except in the ordinary course of business, sell, lease, farm-out, transfer or abandon any portion of the RIMCO Properties other than (i) items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures forming a part of the RIMCO Properties no longer needed or which are replaced or (ii) production of oil, gas and/or other minerals, or the products therefrom, in the ordinary course of business; or, without Whittier’s consent, release, permit to terminate, modify or reduce its rights under any oil, gas and/or mineral lease forming a material part of the RIMCO Properties;

(s)                                  RIMCO shall not take materially more of the oil or gas produced from the wells located on any RIMCO Property (or on units in which such properties participate) than their ownership of such RIMCO Property would entitle them (absent any oil or gas balancing agreement or arrangement) to take;

(t)                                    shall promptly provide to Whittier copies of all AFEs and all cash calls received with respect to any RIMCO Property after the date of this Agreement and shall not approve any material AFE without the prior approval of Whittier, which approval shall not be unreasonably withheld;

(u)                                 shall not fail to timely consent to any economically beneficial operation or object to any non-economic operations involving the RIMCO Properties that are operated by third parties;

(v)                                 shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions;

(w)                               shall provide Whittier within 15 days of the date of this Agreement written notice of any action taken after March 31, 2005 and on or before the date of this Agreement, or the occurrence of any event during such period, which would, but for any date limitation contained in Section 3.16, be required to be included on Exhibit F or listed on any portion of Schedule 3.16; and

(x)                                   shall provide a copy of the completed, but not filed, federal income tax return of RIMCO and its Subsidiaries for the 2004 fiscal year to Whittier on or before May 15, 2005.

Section 5.2                                 Meeting of Stockholders.  RIMCO will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene, as promptly as practicable after the Final Notice Date, a meeting of its stockholders for purposes of obtaining the RIMCO Requisite Vote in favor of approval and adoption of this Agreement and the transactions contemplated herein

Section 5.3                                 Filings; Reasonable Efforts.

(a)                                  Subject to the terms and conditions herein provided, RIMCO and Whittier shall:

(i)                                     use their reasonable efforts to satisfy the conditions to closing in Article 6 as promptly as practicable and to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated herein; and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

(ii)                                  promptly notify each other of any communication concerning this Agreement or the Merger to that party from any governmental authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any governmental entity;

(iii)                               not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and

(iv)                              furnish the other party with such necessary information and reasonable assistance as such other parties and their respective Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities.

(b)                                 Without limiting Section 5.3(a), Whittier and RIMCO shall:

(i)                                     each use its reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and

(ii)                                  each use reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible.

Section 5.4                                 Inspection;  Due Diligence.

(a)                                  From the date hereof to the Effective Time, RIMCO shall allow all designated officers, attorneys, accountants and other representatives of Whittier access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of RIMCO and its Subsidiaries, including inspection of RIMCO’s properties; provided that notwithstanding the provision of information, RIMCO shall not be deemed to make any representation or warranty except as specifically set forth in this Agreement.  Notwithstanding the foregoing, RIMCO shall not be required to provide any information which it reasonably believes it may not provide to Whittier by reason of applicable law, rules or regulations, which RIMCO believes based on the advice of counsel constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties; provided that in the event that any information is withheld from Whittier based on the foregoing provision, RIMCO shall advise Whittier that information has been withheld.  Whittier agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  All nonpublic information obtained pursuant to this Section 5.4 or prior to the execution of this Agreement is and shall be governed by the provisions of Section 5.5.

(b)                                 Whittier agrees to complete its due diligence as soon as practicable following the date of this Agreement, and, subject to compliance by RIMCO with Section 5.4(a), agrees that it shall conclude its due diligence not later than the 30th day following the date of this Agreement.  Notwithstanding the foregoing provisions of this Section 5.4(b), Whittier shall be entitled to continue to have access to and review any information with respect to RIMCO and the proposed Merger that it shall deem prudent at all times up to and including the Effective Time.

Section 5.5                                 Confidentiality.  Each party hereto agrees that all Confidential Information (as defined below) received by such party (the “Receiving Party”) from any other party hereto

(the “Disclosing Party”) and its attorneys, accountants, consultants, authorized representatives, employees, officers, directors, bankers, financial advisors (collectively “Disclosing Party’s Representatives”) shall be kept confidential by the Receiving Party and shall not be disclosed by the Receiving Party in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such directors, officers, employees, and authorized representatives (including without limitation attorneys, accountants, consultants, bankers, and financial advisors) of the Receiving Party (collectively, the “Receiving Party’s Representatives”) as need to know such information for the purpose of evaluating the Merger (it being understood that such Receiving Party’s Representatives shall be informed by the Receiving Party of the confidential nature of such information and shall be required to treat such information confidentially), (ii) any disclosure of Confidential Information may be made to the extent to which the Disclosing Party consents in writing, (iii) Confidential Information may be disclosed by the Receiving Party or any Receiving Party’s Representatives to the extent that, in the opinion of counsel for the Receiving Party or such Receiving Party’s Representatives, they are legally compelled to do so, provided that, prior to making such disclosure, the party being legally compelled to disclose such information advises and consults with the Disclosing Party regarding such disclosure and provided further that the party being legally compelled to disclose such information discloses only that portion of the Confidential Information as is legally required, and the party compelled to disclose such information takes reasonable steps to seek confidential treatment of the disclosed information, whether by in camera proceedings, disclosure under seal, limited disclosure to a judge, or other similar protections and (iv) any of such Confidential Information may be disclosed to any banks or other financial institutions or other prospective investors that may provide financing (“Financing Parties”) if such banks or other financial institutions or other prospective investors agree to comply with the provisions of this Section. The term “Confidential Information”, as used herein, means all information (irrespective of the form of communication) obtained by or on behalf of a Receiving Party from a Disclosing Party or the Disclosing Party Representatives, other than information which (i) was or becomes generally available to the public other than as a result of disclosure by the Receiving Party or any Receiving Party’s Representative, (ii) was or becomes available to the Receiving Party on a nonconfidential basis prior to disclosure to the Receiving Party or the Receiving Party Representatives, or (iii) was or becomes available to the Receiving Party from a source other than the Disclosing Party or the Disclosing Party’s Representatives, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with the Disclosing Party.

RIMCO acknowledges that in connection with the equity financing to be undertaken by Whittier as contemplated in Section 4.10 hereof, Whittier will be required to make disclosures with respect to the business, properties and Financial Statement of RIMCO in its private placement memorandum and in a filing under Form 8-K required by Regulation FD under the Securities Act of 1934.  Whittier shall seek the consent of RIMCO to use Confidential Information of RIMCO for such purposes and RIMCO agrees that it will not unreasonably withhold its consent to the use of its Confidential Information for such purposes.  Whittier agrees that if it is otherwise required to report any of RIMCO’s Confidential Information to the Securities and Exchange Commission (“SEC”) it will seek confidential treatment for such information to the extent permitted by the rules and regulations of the SEC, and will first notify RIMCO.

(a)                                  If this Agreement is terminated, each Receiving Party shall promptly return, and shall use their reasonable best efforts to cause all Receiving Party Representatives and Financing Parties to promptly return, all Confidential Information to the Disclosing Party without retaining any copies thereof, provided that such portion of the Confidential Information as consists of notes, compilations, analyses, reports, studies, or other documents prepared by the Receiving Party, the Receiving Party’s Representatives and the Financing Parties shall be destroyed and each of such Parties shall so certify to the Disclosing Party.

(b)                                 This Section 5.5 supplements, but does not replace or supersede the Confidentiality Agreement between RIMCO and Whittier dated January 7, 2005.

Section 5.6                                 Publicity.  RIMCO and Whittier will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated herein and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

Section 5.7                                 Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the party incurring such expenses.  In particular, all third party expenses incurred by RIMCO with respect to this Agreement and the Merger, including accountants, tax advisors and attorneys, shall be paid by RIMCO at or before Closing.

Section 5.8                                 Indemnification and Insurance for the Benefit of RIMCO Officers and Directors.

(a)                                  From and after the Effective Time, Whittier will cause the Surviving Corporation to, indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is immediately prior to the Effective Time, or has been at any time prior to the Effective Time, an officer, director, or employee of RIMCO (or any of its Subsidiaries or division thereof) and each person who immediately prior to the Effective Time is serving or prior to the Effective Time has served at the request of RIMCO as a director, officer, trustee or fiduciary of another corporation, partnership, limited liability RIMCO, joint venture, trust, pension or other employee benefit plan or enterprise (individually an “Indemnified Party” and collectively, the “Indemnified Parties”) against all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time.  In the event of any such claim, action, suit, proceeding or investigation (an “Action”), (i) Whittier shall, or shall cause the Surviving Corporation to, pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Surviving Corporation, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Whittier will, and will cause the Surviving Corporation to, cooperate in the defense of any such matter; provided, however, neither Whittier nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further that neither Whittier nor the Surviving Corporation shall be obligated pursuant to this Section 5.8(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

(b)                                 The parties agree that the rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation, bylaws and any indemnification agreement of RIMCO and its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger for six years after the Effective Time; provided, however, that all rights to indemnification and advancement of expenses in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.  Whittier shall cause the Surviving Corporation to purchase director and officer insurance and shall keep such insurance in effect for a period of six years from the Effective Time to cover RIMCO officers and directors as of the Effective Time, and will provide a copy of such policy to the former directors.  Such insurance shall be in addition to all rights to indemnification the Indemnified Parties shall have under the certificate of incorporation or bylaws of RIMCO or the DGCL or otherwise.

(c)                                  In the event Whittier, RIMCO or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Whittier shall cause proper provision to be made so that the successors and assigns of Whittier, as the case may be, shall assume the obligations set forth in this Section 5.8.

Section 5.9                                 Employee Benefits.

(a)                                  Whittier will cause the Surviving Corporation to honor, in accordance with this Section 5.9, all employee benefit plans, contracts, agreements and commitments of RIMCO or any of its Subsidiaries as set forth on Schedule 3.11 of the RIMCO Disclosure Schedule (including the executive change-in-control severance agreements and the RIMCO Amended and Restated Severance Bonus Policy dated June 16, 2004 (“Severance Policy”)(copies of which  have been heretofore furnished to Whittier), provided however, that except as otherwise specifically provided in this Section 5.9, Whittier reserves the right to modify or terminate any such plan, contract, agreement or commitment in accordance with its terms.

(b)

(i)                                     For the period beginning at the Effective Time and ending eighteen months after the Effective Time (or such later date determined by Whittier), Whittier agrees to cause the Surviving Corporation and its Subsidiaries (and any successor entities to the Surviving Corporation or any of its Subsidiaries) to maintain the RIMCO medical and dental insurance plans, as in effect immediately prior to the Effective Time (or that Whittier will provide another comparable group health plan) as necessary to fulfill any COBRA obligations of the Surviving Corporation and its Subsidiaries to former employees of the Surviving Corporation and employees of the Surviving Corporation who cease to be employed after the Effective Date;

(ii)                                  Whittier shall cause the Surviving Corporation to maintain the RIMCO Production Company, Inc. 401(k) Plan until at least December 31, 2005 and shall cause the Surviving Corporation to continue the employer non-discretionary contributions under the RIMCO 401(k) Plan based on employee compensation paid through December 31, 2005.

(iii)                               Subject to subparagraphs (ii) and (iii), if the benefits applicable to officers or employees of the Surviving Corporation or its Subsidiaries (and any successor entities to the Surviving Corporation or any of its Subsidiaries) are modified, then Whittier hereby agrees, and agrees to cause its Subsidiaries, to provide to officers and employees of the Surviving Corporation and its Subsidiaries (and any successor entities to the Surviving Corporation or any of its Subsidiaries) who become or remain regular (full-time) employees of Whittier or any of its Subsidiaries (including, without limitation, the Surviving Corporation and any successor entity to the Surviving Corporation for so long as it is a Subsidiary of Whittier) employee benefits, no less favorable than those provided by Whittier and its Subsidiaries to their similarly situated (considering both position and geographic location) officers and employees;

(iv)                              Each employee of the Surviving Corporation or its Subsidiaries (and any successor entities to the Surviving Corporation or any of its Subsidiaries) who becomes a participant in any employee benefit plan, program, policy, or arrangement of Whittier or any of its Subsidiaries on or after the Effective Time shall be given credit under such plan, program, policy, or arrangement for all service with RIMCO, any of its Subsidiaries, any of their predecessors to the extent such predecessor employment was recognized under comparable employee plans of RIMCO or any of its Subsidiaries, and, if applicable, with Whittier or any of its Subsidiaries, prior to becoming such a participant for purposes of eligibility, vesting and benefit determination;

(v)                                 At such time, if any, as Whittier causes an employee of the Surviving Corporation or its Subsidiaries (and any successor entities to the Surviving Corporation or any of its Subsidiaries) to be covered under a group health plan maintained by Whittier or one of its Subsidiaries (other than the group health plan maintained by RIMCO at the Effective Time), Whittier shall cause (A) such employee and his or her eligible dependents (including, without limitation, all such dependents of the employee covered immediately prior to such time under RIMCO’s group health plan) to be credited under such Whittier or Subsidiary group health plan, for the year during which such coverage under such group health plan begins, with any deductibles and copayments already incurred during such year under the group health plan of RIMCO (or successor entity to RIMCO), and (B) such Whittier or Subsidiary group health plan to waive any preexisting condition restrictions to the extent necessary to provide immediate coverage;

(vi)                              Nothing in this Section 5.9(b) shall be construed as a contract of employment, and this Section 5.9(b) shall not give any employee the right to be retained in the employ of Whittier or any of its Subsidiaries.  Nothing in this Section 5.9(b) shall be construed to require the provision of coverage or benefits to an employee following termination of employment except as set out in subparagraph (i) above and to the extent set out in Severance Policy (which may not be terminated and as to which benefits may not be reduced or the term shortened) or such coverage or benefits is otherwise required by law or pursuant to the terms of the applicable plan or arrangement; and

(vii)                           The parties intend and agree that the employees of RIMCO and its Subsidiaries on the Closing Date are third party beneficiaries with respect to the provisions of this Section 5.9 that are applicable to such employee and shall be entitled to enforce such provisions against the parties.

(c)                                  In the event Whittier or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Whittier shall cause proper provision to be made so that the successors and assigns of Whittier, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10                           Cash Infusion.  At Closing, Whittier will contribute to the capital of RIMCO sufficient cash to enable RIMCO to pay all of RIMCO’s obligations to employees under the executive change-in-control severance agreements and retention bonuses, all third party expenses as referred to in Section 5.7, any unpaid portion of the RIMCO Dividend, retire the indebtedness outstanding under the Frost Loan, and to provide sufficient working capital for the continuing operations of the Surviving Corporation.

Section 5.11                           Allocated Values.  Whittier and RIMCO have assigned an agreed Allocated Value on Exhibit G to each of the RIMCO Properties identified on Exhibit F.

Section 5.12                           Continuation of  Insurance.  For a period not less than six months following the Effective Date, Whittier will maintain, or will cause the Surviving Corporation to maintain, the same or comparable insurance as to environmental and well control insurance for the RIMCO Properties as the insurance of RIMCO presently in effect as described on Schedule 3.17.

Section 5.13                           Access to Books and Records.  In the event of a claim for indemnification by Whittier under this Agreement and claim for payment out of the Escrow Agreement, the RIMCO Agent and its representatives shall be provided copies of such of the books and records of the Surviving Corporation as shall be reasonably necessary to review information and documentation to assess and respond to Whittier’s claim, which access shall include the right to interview knowledgeable employees and make copies of pertinent books and records.  All such records shall be maintained in strictest confidence and shall be used only for the purpose of assessing and responding to any such claim.  After such claim is resolved, all copies of any and all books and records of Whittier or Surviving Corporation shall be returned to Whittier.

ARTICLE 6

CONDITIONS

Section 6.1                                 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by mutual agreement of the parties at or prior to the Closing Date of the following conditions:

(a)                                  Any mandatory waiting period or required consent under any applicable law or regulation shall have expired or been obtained except where the failure to observe such waiting period or obtain a consent referred to in this paragraph would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the transactions contemplated by this Agreement to Whittier.

(b)                                 None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger, and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

Section 6.2                                 Conditions to Obligation of RIMCO to Effect the Merger.  The obligation of RIMCO to effect the Merger shall be subject to the fulfillment or waiver by RIMCO at or prior to the Closing Date of the following conditions:

(a)                                  Whittier and Merger Sub shall have performed in all material respects their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Whittier and Merger Sub contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and RIMCO shall have received a certificate of Whittier, executed on its behalf by its President or a Vice President of Whittier, dated the Closing Date, certifying to such effect.

(b)                                 The RIMCO Requisite Vote shall have been obtained.

Section 6.3                                 Conditions to Obligation of Whittier to Effect the Merger.  The obligations of Whittier and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver by Whittier at or prior to the Closing Date of the following conditions:

(a)                                  RIMCO shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of RIMCO contained in this Agreement (i) to the extent qualified by Material Adverse Effect or any other materiality qualification shall be true and correct, and (ii) to the extent not qualified by Material Adverse Effect or any other materiality qualification shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and Whittier shall have received a certificate of RIMCO, executed on its behalf by its Chairman of the Board or President of RIMCO, dated the Closing Date, certifying to such effect.

(b)                                 The RIMCO Requisite Vote shall have been obtained.

(c)                                  All RIMCO Stockholders who have notes payable to RIMCO shall have repaid such notes in full, including any interest owing thereon, on or prior to Closing, provided that such payment may be made by any such RIMCO Stockholder directing Whittier in writing at least 5 business days prior to the Closing that Whittier repay such loan by applying a portion of the Merger Consideration otherwise due such RIMCO Stockholder (other than such Stockholder’s pro rata share of the Holdback Amount) under the terms of this Agreement to the repayment of such indebtedness.

ARTICLE 7

EARNEST MONEY; DEFECTS

Section 7.1                                 Deposit.  Simultaneously with execution of this Agreement, Whittier has caused the $1,000,000 it previously deposited with the Escrow Agent to continue to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement attached hereto as Exhibit C.  Such funds shall remain deposited in a separate, interest bearing money market account with the Escrow Agent. The $1,000,000 plus all earnings thereon shall be hereinafter called the “Earnest Money.”

Section 7.2                                 Application.  The Earnest Money shall be deemed a payment toward the Merger Consideration at the Effective Time of the Merger.

Section 7.3                                 Forfeiture/Return.  If the Merger is not consummated for any reason and this Agreement is terminated pursuant to Article 8, the Earnest Money shall be returned to Whittier or paid to RIMCO according to the provisions of Article 8 as liquidated damages.  If the Earnest Money is paid to RIMCO pursuant to Article 8, it is the intent of the parties that such payment will be treated as liquidated damages and full compensation to RIMCO for all costs and other damages suffered by RIMCO as a result of any breach by Whittier of this Agreement, including the failure to consummate the Merger for any reason, and not as a penalty.  The parties agree that (i) the amount of such damages would be extremely difficult or impractical to ascertain, and (ii) the amount of liquidated damages provided for herein is not a penalty and bears a reasonable relationship to the damages which Whittier and RIMCO estimate may be incurred by RIMCO because of Whittier’s breach of this Agreement and failure to consummate the Merger.

Section 7.4                                 Defect Notice and Total Defect Value.

(a)                                  On or before the Final Notice Date, Whittier shall have the right to identify Title Defects with respect to the RIMCO Properties, and notify RIMCO on or before the Final Notice Date of the same.  Such notices given by Whittier (“Defect Notice”) will be in writing and set forth in reasonable detail: (i) the basis of the Defect that Whittier believes exists; (ii) the specific RIMCO Property to which Whittier claims the Defect applies; (iii) Whittier’s good faith reasonable estimate of the value of each Defect (“Whittier’s Defect Value”), which value shall be based upon the Allocated Values set forth in Exhibit G, and shall mean the amount of probable loss, liability, diminution of value, costs and expenses which would reasonably be expected to be suffered or incurred by the Surviving Corporation as a result of the existence, and/or (if appropriate, Whittier chooses to include such amount) the cure, of a Defect.  The total value of all the Defects specified in all Defect Notices, shall be called the “Total Defect Value”.  The Total Defect Value shall be adjusted as provided in this Section 7.4.  Whittier’s sole right to recover for Defects and for breaches of Section 3.16(a) of this Agreement shall be through the provisions of this Section 7.4.  Failure of Whittier to raise a Defect by the Final Notice Date shall terminate any further right to raise issues with respect to Defects and breaches of Section 3.16(a).

(b)                                 RIMCO’S Response to Defect Notices.  RIMCO may respond to Defect Notices as received or wait until the Final Notice Date and receipt of all Defect Notices from Whittier and respond to all Defect Notices.  RIMCO’s options with respect to any or all Defect Notices are:

(i)                                     Notify Whittier, no later than ten days after the Final Notice Date, of which Defects RIMCO elects to cure, in which event, all third party costs incurred by RIMCO in effecting such cure shall be a Damage under Article 9, eligible for indemnification, subject to the Basket Amount, if the Merger occurs, but Whittier shall not be entitled to any other indemnification or adjustment to the Merger Consideration for such Defects except such third party costs to cure; or

(ii)                                  Notify Whittier, no later than ten days after the Final Notice Date, which Defects or which Whittier’s Defect Values RIMCO disputes and as to which RIMCO does not elect to cure; or

(iii)                               Notify Whittier, no later than ten days after the Final Notice Date, which Defects and the Whittier’s Defect Values with respect thereto, with which RIMCO agrees, in which case(s) Whittier shall be entitled to indemnification for the amount(s) of such Whittier’s Defect Value(s) as Damages under Article 9, subject to the Basket Amount, if the Merger occurs.

If RIMCO disputes any Defect or disputes Whittier’s Defect Value with respect to a Defect and does not instead undertake to cure the Defect as to a RIMCO Property, then RIMCO and Whittier shall attempt in good faith, for a period of five business days, to resolve such dispute by negotiation among senior executives of their companies who have authority to settle the controversy.  If the parties are unable to resolve the dispute, then it shall be submitted to expedited binding arbitration by Johnny B. Johnson, Esq., Wilson and Johnson, Houston, Texas (the “Arbitrator”) who shall determine whether there is a Defect (as defined in this Agreement) and, based on information presented by Whittier and RIMCO, the total lost value to the RIMCO Property as a result of the Defect, such lost value to be determined based on the Allocated Value for the RIMCO Property in question, the Defect determined in accordance with this Agreement, and if curable, the cost to effect cure, which shall be the measure of the Whittier’s Defect Value if cure is available and less than the diminution in value or probable loss or liability.  Based upon the relative merits of the positions of the parties as to any Defect, the Arbitrator, in making any determination pursuant to this Section 7.4(b) shall assess the costs of the Arbitrator against that party which the Arbitrator determines should bear such expense given the equities of the disputed claims.  The Closing shall be delayed if necessary for the Arbitrator to make any necessary determinations under this paragraph and any determinations by the Arbitrator shall be final and binding on RIMCO and Whittier.

If RIMCO has undertaken to cure any Defect, it shall keep track of all third party expenses incurred to effect such cure, so that such amounts can be reimbursed to Whittier as Damages after the Merger out of the Holdback Amount, after the Basket Amount has been met.  If necessary, the Closing Date and the Effective Date shall be extended for up to 30 days to permit RIMCO to effect cure on those properties as to which it has undertaken to effect cure;  provided that if RIMCO has not effected such cure within such 30 days, such Defect shall be determined by the Arbitrator as provided above.

(c)                                  Withdrawal.  Whittier may withdraw any Defect Notice at anytime or amend downward any Whittier’s Defect Value.

(d)                                 Termination.  Reference is made to the provisions of Article 8 as to the rights of the parties to terminate this Agreement if the aggregate of the Whittier’s Defect Values exceed certain amounts.  Such aggregate amount shall be calculated as soon as practicable after final resolution of each Defect claimed by Whittier.

ARTICLE 8

TERMINATION

Section 8.1                                 Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of RIMCO and Whittier approved by action of their respective Boards of Directors.

Section 8.2                                 Termination by Whittier or RIMCO.  At any time prior to the Effective Time, this Agreement may be terminated by either of RIMCO or Whittier, in either case by action of its Board of Directors, if:

(a)                                  the Merger shall not have been consummated by sixty (60) calendar days after the date of this Agreement unless extended in accordance with Section 7.4; provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure or whose Affiliates’ failure to perform or observe in any material respect any of its obligations under this Agreement, including but not limited to a party’s willingness to promptly consummate the Merger once that party’s conditions to Closing have been satisfied, in any manner shall have been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date; or

(b)                                 the RIMCO Requisite Vote shall not have been obtained at a meeting (including adjournments and postponements) of the RIMCO Stockholders duly convened in accordance with the terms of this Agreement for the purpose of obtaining the RIMCO Requisite Vote; or

(c)                                  a United States federal or state court or United States federal or state or foreign governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have complied with Section 5.3 and with respect to other matters not covered by Section 5.3 shall have used its reasonable efforts to remove such injunction, order or decree.

Section 8.3                                 Termination by RIMCO.  At any time prior to the Effective Time, this Agreement may be terminated by RIMCO, by action of its Board of Directors, if

(a)                                  (i) there has been a material breach by Whittier or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Whittier or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would not be satisfied, and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Whittier by RIMCO; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(a) shall not be available to RIMCO if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.3(a) shall not be satisfied;

(b)                                 the Total Defect Value as determined under Section 7.4(d) exceeds $2,500,000; or

(c)                                  by June 17, 2005, Whittier does not have the funds necessary to pay the Merger Consideration and make the cash infusions contemplated in Section 5.10.

Section 8.4                                 Termination by Whittier.  At any time prior to the Effective Time, this Agreement may be terminated by Whittier, by action of its Board of Directors, if:

(a)                                  (i) there has been a material breach by RIMCO of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of RIMCO shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Whittier to RIMCO; provided, however, that the right to terminate this Agreement pursuant to this Section 8.4(a) shall not be available to Whittier if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.2(a) shall not be satisfied;

(b)                                 prior to obtaining the RIMCO Requisite Vote, the Board of Directors of RIMCO shall have withdrawn, modified, withheld or changed, in a manner adverse to Whittier, the Board’s approval or recommendation of this Agreement or the Merger;

(c)                                  if the Total Defect Value as determined under Section 7.4(d) exceeds $2,500,000; or

(d)                                 the Merger shall not have been consummated by sixty (60) calendar days after the date of this Agreement.

Section 8.5                                 Effect of Termination.

(a)                                  If this Agreement is terminated by RIMCO pursuant to Section 8.2(a) or 8.3(a) or (c) or by Whittier pursuant to Section 8.4(d), RIMCO shall be entitled to the Earnest Money, and the parties shall have no further obligations hereunder, except as set forth in Section 10.1.

(b)                                 If this Agreement is terminated for any other reason other than as set forth in Section 8.5(a), Whittier shall be entitled to the Earnest Money, and the parties shall have no further obligations hereunder, except as set forth in Section 10.1.

(c)                                  The sole remedy for any termination pursuant to this Article 8 shall be limited to the refund of the Earnest Money to Whittier or the payment of the Earnest Money to RIMCO, in either case, as provided in Sections 8.5(a) and (b).

ARTICLE 9

INDEMNIFICATION

RIMCO, on the one hand, and Whittier and Merger Sub, severally on the other hand, each make the following covenants:

Section 9.1                                 Indemnification by RIMCO.  RIMCO covenants and agrees that it will indemnify, defend, protect and hold harmless Whittier and Merger Sub, and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates, at all times from and after the date of this Agreement from and against all claims, damages (including incidental and consequential damages), actions, suits, proceedings, demands, assessments, penalties, fines, adjustments, losses, liabilities, diminutions of value, costs, and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation) whether or not involving a third party claim (collectively “Damages”) incurred by any such indemnified party as a result of or arising directly or indirectly from or in connection with (i) any breach of the representations and warranties of RIMCO set forth herein or in the RIMCO Disclosure Schedule, except as limited by Section 7.4, (ii) any Environmental Defect (provided however, that as to an Environmental Defect, Damages are limited as set out in the definition of Environmental Defects), (iii) any breach or nonfulfillment of any covenant or agreement on the part of RIMCO in this Agreement (including, but not limited to, indemnification obligations set forth elsewhere in this Agreement), and (iv) third party costs of cure under Section 7.4(b)(i).

Section 9.2                                 Indemnification by Whittier and Merger Sub.  Whittier and Merger Sub covenant and agree that they, jointly and severally, will indemnify, defend, protect and hold harmless the officers, directors, employees, agents, representatives and Subsidiaries of RIMCO immediately before the Merger and the RIMCO Stockholders at all times from and after the date of this Agreement from and against all Damages incurred by the RIMCO Stockholders as a result of or arising directly or indirectly from or in connection with (i) any breach of the representations and warranties of Whittier and Merger Sub set forth herein, and (ii) any breach or nonfulfillment of any covenant or agreement on the part of Whittier or Merger Sub in this Agreement.

Section 9.3                                 Limitations upon Indemnity; Basket Amount.

(a)                                  The indemnification obligations of RIMCO on the one hand and of Whittier and the Merger Sub on the other hand, under the provisions of this Article 9, shall be limited as to amount so as to apply only after the amount of, and to the extent that, Damages of the party to be indemnified exceed the Basket Amount, as determined in Section 9.3(b).  For the purpose of determining whether or not Damages exceed the Basket, Damages shall include Defects, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, losses, liabilities, diminutions of value, costs and expenses incurred by the indemnified party under circumstances that constitute a breach of a representation,  warranty or agreement of such party, or that would have constituted such a breach if the representation, warranty or agreement were not qualified by the term “material,” “Material Adverse Effect or any variation of any thereof.  Further, such indemnification obligations are limited as to time to apply only to Damages of the party to be indemnified with respect to which notice of a claim for indemnification is given to the indemnifying party on or before the five month anniversary of the Closing Date, and as to indemnification from RIMCO, indemnification may be sought only for the Holdback Amount under the Escrow Agreement; provided that the parties recognize that any such claim may not be resolved until the procedures described in the Escrow Agreement for the resolution of claims have been completed.

(b)                                 Whittier and RIMCO agree that that a basket amount of $1,000,000 (as adjusted herein the “Basket Amount”) shall be established as a level below which a party shall not be entitled to recover indemnification under Article 9.  The Basket Amount applicable to RIMCO shall be adjusted as follows:  the Basket Amount shall be reduced on a dollar-for-dollar basis to the extent by which the RIMCO Dividend exceeds $17,500,000, provided, that the adjustments pursuant to this Section 9.4(b) shall not reduce the Basket applicable to RIMCO to an amount less than $250,000.

Section 9.4                                 Indemnification Despite Negligence.  It is the express intention of the parties hereto that each party to be indemnified pursuant to this Article 9 shall be indemnified and held harmless from and against all Damages as to which indemnity is provided for under this Article 9 notwithstanding that any such Damages arise out of or result from the ordinary, strict, sole, or contributory negligence of such party and regardless of whether any other party (including the other parties to this Agreement) is or is not also negligent.

Section 9.5                                 Insurance Proceeds.  Any indemnification payment required to be made pursuant to this Agreement shall be reduced by the net amount of any insurance proceeds received by the indemnified party or any of its Affiliates with respect to the submission of a claim for the item giving rise to the indemnification payment.

Section 9.6                                 Procedure for Indemnification.  Promptly after receipt by an indemnified party under Sections 9.1, or 9.2 of notice of the commencement of any third party action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby.  In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party.  If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof.  If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party.  If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties.  If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

Section 9.7                                 Exclusive Remedy.  Except as provided below with respect to breaches of Sections 5.8 and 5.9, the indemnification rights set forth in this Article 9, and as to Whittier, reimbursement out of the Holdback Amount, shall be the exclusive remedy, regardless of whether arising under contract, tort, available to any party for breach, by any other party to this Agreement, of any representation, warranty, covenant or agreement herein contained.

Section 9.8                                 Third Party Beneficiaries.  Because the covenants and agreements of Whittier, RIMCO, Surviving Corporation and Merger Subsidiary extend beyond six months, third party beneficiaries under Sections 5.8 and 5.9 of this Agreement are not limited by the provisions of this Article 9, the six month limitation for the bringing of claims, nor are they subject to the Basket Amount.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1           Survival.

(a)                                  In the event of termination of this Agreement and the abandonment of the Merger pursuant to Article 8, all rights and obligations of the parties hereto shall terminate, except the provisions of Sections 5.5, 5.6, 5.7, 7.3, 8.5 10.3, 10.4, 10.6, 10.8, 10.9 10.11, and 10.12, all of which shall survive.

(b)                                 The representations and warranties in this Agreement shall each survive the Closing and shall each remain in effect thereafter for the period that an indemnified party is entitled to indemnification based on a breach thereof in accordance with Article 9; provided, that Article 2, this Article 10 and the agreements contained in Sections 5.5-5.8 shall survive the consummation of the Merger, unless otherwise provided herein.

Section 10.2                           Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and (a) sent by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) or (b) by facsimile or email transmission provided that any facsimile or email transmission shall be supplemented, by transmission on the same day the email or facsimile is sent, with a copy of such facsimile or email by courier service (with next business day delivery), addressed as follows:

if to Whittier or Merger Sub:

Whittier Energy Corporation
333 Clay Street
Suite 1100
Houston, Texas 77002
Facsimile: (713) 850-1879
Attention:	Bryce W. Rhodes
President and Chief Executive Officer

with a copy to:

Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Facsimile: 832-397-8110
Attention:	Dallas Parker

if to RIMCO:

RIMCO Production Company, Inc.
600 Travis, Suite 7050
Houston, Texas 77002
Facsimile: (713) 247-0730
Attention:	Roy V. Hood
Chairman of the Board and Chief Executive Officer

with a copy to:

Winstead Sechrest & Minick P.C.
910 Travis, Suite 2400
Houston, Texas 77002
Facsimile: (713) 650-2400
Attn:	Gail McDonald

if to the RIMCO Agent, by notice to all of the following persons:

Roy V. Hood
935 Tiki Drive
Tiki Island, TX 77554

Email: RVHood@houston.rr.com

A. Lee Jorden
2807 Hampton Drive
Missouri City, TX 77459
Facsimile: 281-835-9063

David R. Whitney
245 Steele Road
New Hartford, CT 06057
Facsimile: [to come by Closing]

In each case with a copy to:

Winstead Sechrest & Minick P.C.
910 Travis, Suite 2400
Houston, Texas 77002
Facsimile: (713) 650-2400
Attn:	Gail McDonald

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

Section 10.3                           Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except for the provisions of Article 2 and as provided in Sections 5.8 and 5.9, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.4                           Entire Agreement.  This Agreement, the Confidentiality Agreement, RIMCO Disclosure Schedule, the Whittier Disclosure Schedule, Annex A hereto, the exhibits hereto and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.  No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER WHITTIER, MERGER SUB NOR RIMCO MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND

DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY OTHER PARTY OR ANY OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENT OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 10.5                           Amendments.  This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the RIMCO Stockholders, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 10.6                           Governing Law; Arbitration; Jurisdiction; Waiver of Jury Trial.

(a)                                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.  EXCEPT AS SET OUT IN SECTION 7.4 OR AS PROVIDED IN THE ESCROW AGREEMENT IN REGARD TO DISPUTE RESOLUTION BY ARBITRATION, EACH OF RIMCO, MERGER SUB AND WHITTIER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA, IN EITHER CASE LOCATED IN HOUSTON, TEXAS (THE “TEXAS COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE TEXAS COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY TEXAS COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 10.7                           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

Section 10.8                           Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 10.9                           Interpretation.  In this Agreement:

Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

The words “include”, “includes” and “including” are not limiting.

Section 10.10                     Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.  The failure of any party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of such rights.

Section 10.11                     Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.12                     Enforcement of Agreement; Limitation on Damages.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.  IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR PUNITIVE OR EXEMPLARY DAMAGES.

Section 10.13                     Obligations of Merger Sub and Whittier.  Whenever this Agreement requires Merger Sub (or its successors) to take any action prior to the Effective Time, such requirement shall be deemed to include an undertaking on the part of Whittier to cause Merger Sub to take such action and a guarantee of the performance thereof.  Notwithstanding any provision herein to the contrary, any agreement of Whittier to cause the Surviving Corporation to take any action shall only mean  that Whittier will exercise its commercially reasonable efforts as the stockholder of the Surviving Corporation and shall not require Whittier to pay any amounts on behalf of the Surviving Corporation or any other Person, to lend any monies to the Surviving Corporation or any other Person, or to make any capital contributions to the Surviving Corporation or any other Person.

Section 10.14                     Extension; Waiver.  At any time prior to the Effective Time, each party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.15                     Conflict Waiver.  Whittier recognizes that Winstead, Sechrest & Minick P.C. (“Winstead”) has represented RIMCO in this transaction and for several years prior to this transaction.  Whittier on behalf of itself and the Surviving Corporation hereby consents to Winstead’s continued representation of the RIMCO Agent and the RIMCO Stockholders under the Escrow Agreement and any disputes with respect to the indemnification under this Agreement or the Escrow Agreement, if any, including in any arbitration, and waives any conflict of interest, if any, that it might raise by such representation.

[SIGNATURE PAGE FOLLOWS]

 IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

RIMCO PRODUCTION COMPANY, INC.

By:
Roy V. Hood, Chairman of the Board
and Chief Executive Officer

WHITTIER ENERGY CORPORATION

By:
Daniel H. Silverman, Vice President and
Chief Operating Officer

RPC ACQUISITION COMPANY, INC.

By:
Daniel H. Silverman, Vice President and
Chief Operating Officer

This Agreement and Plan of Reorganization is executed as of the date first mentioned above by each of the following persons for the sole purpose of accepting his appointment as RIMCO Agent as contemplated in this Agreement:

Roy V. Hood

A. Lee Jorden

David R. Whitney

ANNEX A

“Affiliate” means with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and the term “Affiliated” has a correlative meaning.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by contract or otherwise.

“Allocated Value” is a value assigned to each RIMCO Property listed on Exhibit G by Whittier and RIMCO, jointly.  The Allocated Values are not necessarily market values and do not equal the Merger Consideration, which is the total consideration for all RIMCO Common Shares, which includes goodwill; going concern value; employees-in-place; an on-going operation; offices; insurance; furniture, fixtures, equipment; seismic studies; etc.

“Agreement” means this Agreement and Plan of Merger.

“Basket Amount” has the meaning set out in Section 9.3(b).

“Certificate of Merger” has meaning set out in Section 1.3.

“Closing” means the closing of the transactions contemplated in Section 1.2.

“Closing Date” means the date on which the Closing occurs, as provided in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means the consents to assign or transfer, including a transfer occasioned by a merger, or any other restriction or limitation on transferability, which arises or is required as a result of the transactions contemplated in this Agreement, as listed on the RIMCO Disclosure Schedule.

“Damages” has the meaning set out in Section 9.1.

“DGCL” means the Delaware General Corporation Law.

“Defect” means a Title Defect.

“Dissenting Shares” has the meaning set out in Section 2.2

“Environmental Defect” means any condition existing as of the date of this Agreement or at the Closing Date on any RIMCO Property that is a violation of any Environmental Laws existing as of the date of this Agreement or as of the Closing Date; provided, that no Environmental Defect may be claimed pursuant to this Agreement (i) unless the operator of such affected RIMCO Property recognizes such condition as a violation of such Environmental Laws that requires remediation and (ii) determines to commence remediation, with an estimate or actual cost of clean-up.  Whittier’s Damages shall be the lesser of (x) RIMCO’s Working Interest share to cure such Environmental Defect based on the operator’s cost to cure or estimate thereof, or (y) the Allocated Value of the RIMCO Property to which such Environmental Defect relates.

“Environmental Laws” has the meaning set out in Section 3.13.

“Escrow Agent” means Compass Bank.

“Escrow Agreement” has the meaning set out in Section 2.1(b).

“Effective Time” means the time that the Merger is effective, as provide in Section 1.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Notice Date” means that date which is the thirtieth (30th) calendar day following the date of this Agreement.

“Financial Statements” means RIMCO’s December 31, 2004 audited financial statements.

“Frost Documents” has the meaning set out in Section 3.6(a).

“Frost Required Consents” has the meaning set out in Section 3.6(a).

“GAAP” means generally accepted accounting principles as applied in the United States.

“Good and Defensible Title” means such title to the RIMCO Properties that (a) entitles RIMCO or any of its Subsidiaries to receive not less than the Net Revenue Interests for the Units and the Wells set forth in Exhibit F; (b) obligates RIMCO or any of its Subsidiaries to bear not more than the Working Interests for the Units and the Wells set forth in Exhibit F hereto (unless there is a corresponding increase in the Net Revenue Interests); (c) with respect to each Undeveloped project, results in RIMCO and its Subsidiaries owning the estimated gross acres for such project set forth in Exhibit F; and as to all of such types of properties (d) is free and clear of all liens, defects and encumbrances, except for Permitted Encumbrances.

“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities.

“Holdback Amount” has the meaning set out in Section 2.1(a).

“Holdback Period” has the meaning set out in Section 2.1(b).

“IRS” means Internal Revenue Service.

“Knowledge of RIMCO” means the actual present knowledge of Roy V. Hood, David R. Whitney or A. Lee Jorden.

“Knowledge of Whittier” means the actual present knowledge of Bryce W. Rhodes, Daniel Silverman or Mike Young.

“Lien” or “Liens” means liens, pledges, security interests, mortgages, claims and like encumbrances or rights created by statute or contract to secure indebtedness.

“Material Adverse Effect” with respect to a party shall mean a material adverse effect respecting (a) the business, assets and liabilities (taken together) or financial condition of such party and its Subsidiaries on a consolidated basis or (b) the ability of a party to consummate the transactions contemplated in this Agreement or fulfill the conditions to Closing set forth in Article 6, except to the extent (in the case of either clause (a) or clause (b) above) that such adverse effect results from (i) general economic, regulatory or political conditions or changes therein in the United States; or (ii) changes in, or events or conditions affecting, the oil and gas industry generally.

“Merger” means the merger of Merger Sub with and into RIMCO.

“Merger Consideration” has the meaning set out in Section 2.1(a).

“Merger Sub” means RPC Acquisition Company, Inc., a Delaware corporation wholly owned by Whittier.

“Net Revenue Interest” means a share, expressed as a decimal, percentage or fraction, of the oil, gas and other minerals and the products derived therefrom (or the proceeds of sale thereof) produced and saved from or otherwise attributable to the RIMCO Properties after the deduction of all royalties and overriding royalties.

“Permits” means permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorization.

“Permitted Encumbrances” means (i) lessor’s royalties, overriding royalties, division orders and sales contracts covering oil or gas, reversionary interests and similar burdens, forced pooling orders and all existing operating agreements and unit agreements, if the net cumulative effect of such burdens does not operate to reduce RIMCO’s Net Revenue Interests to less than the Net Revenue Interests set forth in Exhibit F, or increase RIMCO’s Working Interests to more than the Working Interests set forth in Exhibit F (unless there is a corresponding increase in the Net Revenue Interests); (ii) any and all federal and state regulatory orders and rules to which the RIMCO Properties are presently subject; (iii) Preferential Rights to purchase and required Consents to assignments and similar agreements with respect to which (A) waivers or consents have been obtained prior to the Final Notice Date from the appropriate parties, or (B) required notice has been given to the holders of such rights and the appropriate time period for asserting such rights has expired prior to the Final Notice Date without an exercise of such rights; (iv) liens for taxes or assessments not due or not delinquent as of the time of Closing; (v) all routine designations of operator, rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the operation, sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained after such sale or conveyance; (vi) all easements, rights-of-way, rights of use, servitudes, water rights, permits, surface leases and other rights in respect of surface operations, pipelines, grazing or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the RIMCO Properties to the extent that the same do not materially interfere with the value, use or operation of the RIMCO Properties; (vii) statutory and conventional liens securing payments to operators, statutory liens for the protection of royalty owners, mechanics and materialmen or others, payments of taxes or other claims or payment obligations that are, in each case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business and which, if contested, have been previously disclosed in writing to Whittier; (viii) any non-delinquent obligations or duties to any municipality or public authority with respect to any franchise, grant, certificate, license or permit, and all applicable law; (ix) Routine Government Approvals; (x) conventional rights of assignment prior to abandonment; (xi) title problems either commonly encountered in the oil and gas business or arising under joint operating agreements, production sales agreements, gas balancing agreements, exploration agreements, oil and gas mineral leases, pooling agreements, unitization agreements, communitization agreements, area of mutual interest agreements, agreements containing seismic licenses, permits or other rights to geographical or geophysical data and information, options to lease, preferential rights to the extent that such do not materially adversely affect RIMCO’s Net Revenue Interest or increase RIMCO’s Working Interest in any RIMCO Property; and (xii) such Title Defects as Whittier has waived or has been deemed to have waived; and (xiii) any liens as expressly set forth in the Frost Documents or RIMCO’s Financial Statements.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, or other entity or organization.

“Preferential Right” means any preferential right or option to purchase or otherwise to acquire any of the RIMCO Properties or any interest therein which arises as a result of the transactions contemplated by this Agreement.

“RIMCO” means RIMCO Production Company, Inc., a Delaware corporation.

“RIMCO Agent” shall mean Roy V. Hood, A. Lee Jordan and David R. Whitney, collectively.

“RIMCO Common Share” means a share of common stock $.001 par value per share, of RIMCO.

“RIMCO Disclosure Schedule” means the disclosure document delivered by RIMCO to Whittier simultaneously with the execution of the Agreement.

“RIMCO Dividend” means the sum of all dividends paid or to be paid in cash to the holders of the RIMCO Common Shares subsequent to September 30, 2004, and up to and including the Closing Date, in an aggregate maximum amount of $17,500,000, plus an amount (not greater than $1,000,000) which shall be equal to the amount of the overpayment of federal income tax by RIMCO for the period January 1, 2004 through September 30, 2004. By way of example, if RIMCO has overpaid taxes in the amount of $500,000 for such period, then the amount of the RIMCO Dividend shall be increased to $18,000,000.  The amount of such overpayment shall be calculated by determining RIMCO’s actual federal income tax liability for

2004 (calculated in accordance with reasonable and customary tax principles and in a manner consistent with RIMCO’s past practices) from its 2004 federal income tax return, multiplying that amount by 9/12 (“the Computed September 30 Tax”) and comparing the Computed September 30 Tax to the amount deposited (the “Deposit”) by RIMCO for federal income taxes for income during the period January 1, 2004 through September 30, 2004, including $1,658,273.00 of 2003 federal tax overpayment which was credited to the 2004 estimated taxes paid.  If the Deposit exceeds the Computed September 30 Tax, the amount by which the Computed September 30 Tax exceeds the Deposit shall be the amount added to the $17,500,000 permitted RIMCO Dividend, but in no event shall the RIMCO Dividend exceed $18,500,000.

“RIMCO Material Contracts” has the meaning set out in Section 3.19.

“RIMCO Plan” has the meaning set out in Section 3.11.

“RIMCO Properties” means all oil, gas and/or mineral leases, lease options, Units, Wells, and all other oil, gas and/or mineral rights or interests owned or held by RIMCO or any of its Subsidiaries, including, but not limited to, record title interests, Working Interests, Net Revenue Interests, overriding royalty interests, as shown on Exhibit F.

“RIMCO Requisite Vote” has the meaning set out in Section 3.20.

“RIMCO Stockholders” means each of the holders of RIMCO Common Shares as of the Closing Date other than those holders who have properly elected and perfected their right of appraisal under Section 26.2 of the DGCL with respect to the Merger.

“Routine Governmental Approvals” means approvals required to be obtained from any governmental or tribal authority that are customarily obtained after consummation of a transaction.

“Subsidiary” means any corporation, partnership, or limited liability company owned 100% by the named Person, directly or indirectly.

“Surviving Corporation” means the survivor of the Merger, which is RIMCO.

“tax” or “taxes” has the meaning set out in Section 3.10(c).

“Transferred Interests” means those assets transferred to RIMCO Royalty Management, Inc. as described on Exhibit E hereto.

“Title Defect” means any encumbrance, fact, circumstance, occurrence or condition which causes RIMCO to not have Good and Defensible Title to RIMCO Property..

“Undeveloped” as to a project means acreage not held by production.

“Units” means those units, and any ownership interests therein, in oil, gas and/or mineral properties described on Exhibit F.

“Whittier” means Whittier Energy Corporation, a Nevada corporation.

“Well” or “Wells” means the wells described in Exhibit F attached hereto and incorporated herein by reference for all purposes.

“Whittier Disclosure Schedule” means the disclosure document delivered by Whittier to RIMCO simultaneously with the execution hereof.

“Working Interest” means an ownership share, expressed as a decimal, fraction or percentage, of the oil, gas and other minerals and other products derived therefrom, burdened by the costs of exploring, drilling, developing and operating and producing such oil, gas and other minerals and other products derived therefrom.